Exhibit 99.1

NEWS RELEASE

PSS WORLD MEDICAL, INC. ANNOUNCES EFFECTIVE DATE

OF MAKE-WHOLE FUNDAMENTAL CHANGE RELATING

TO ITS 3.125% CONVERTIBLE SENIOR NOTES DUE 2014

JACKSONVILLE, Florida (February 22, 2013) – PSS World Medical, Inc. (the “Company”) announced today that, in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 24, 2012 (the “Merger Agreement”), by and among the Company, Palm Merger Sub, Inc. and McKesson Corporation, the Company delivered a Notice of Fundamental Change Repurchase Right and Execution of Supplemental Indenture to holders of its 3.125% Convertible Senior Notes due 2014 (the “Notes”), pursuant to the Indenture, dated as of August 4, 2008 (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), notifying holders that the Fundamental Change Effective Date occurred on February 22, 2013.

In connection with such Fundamental Change, holders of Notes are entitled to a Make-Whole Conversion Rate Adjustment (as defined in the Indenture) and accordingly the Company will increase the Conversion Rate applicable to the Notes by 1.6151 shares per $1,000 principal amount of Convertible Notes, calculated pursuant to Section 15.03 of the Indenture, during the Make-Whole Conversion Period, as described below. As more fully described in the notice to holders, pursuant to the First Supplemental Indenture, dated as of February 22, 2013, by and among the Company and the Trustee, to the Indenture, the consideration due upon conversion of the Notes will be an amount of cash equal to (i) $1,413.73 per $1,000 principal amount of Convertible Notes based on a Conversion Rate of 48.7493, after giving effect to the Make-Whole Conversion Rate Adjustment, in the case of a holder that elects to convert its Notes, in accordance with the Indenture, at any time from, and including, February 22, 2013 until, and including, March 14, 2013, which is the business day immediately preceding the Fundamental Change Repurchase Date of March 15, 2013 (the “Make-Whole Conversion Period”), and (ii) $1,366.90 per $1,000 principal amount of Notes based on a Conversion Rate of 47.1342 in the case of a holder that elects to convert its Notes, in accordance with the Indenture, other than during the Make-Whole Conversion Period. Holders who wish to convert their Notes must satisfy the requirements set forth in the Indenture.

The conversion value of the Notes, as described above, is fixed as of the Fundamental Change Effective Date and is not subject to further adjustment and the Company will settle in cash 100% of its conversion obligation in respect of the principal amount of Notes that are so converted.

Holders who fail to validly convert their Notes during the Make-Whole Conversion Period will not receive the $1,413.73 of cash per $1,000 principal amount of Notes, after adjusting for the increase in the conversion rate in accordance with the Make-Whole Conversion Rate Adjustment.

If a holder does not validly convert its Notes during the Make-Whole Conversion Period, a holder may convert its Notes at any time prior to the 5:00 p.m. New York City time on July 30, 2014, upon the terms and subject to the conditions of the Indenture. Holders of Notes should read carefully the Notice of Fundamental Change Repurchase Right and Execution of Supplemental Indenture regarding their conversion rights in connection with the Make-Whole Fundamental Change and the rights of holders to require the Company to repurchase their Notes in connection with their Fundamental Change repurchase right, as it contains important information as to the procedures and timing for the exercise of such rights.

The Trustee for the Notes is U.S. Bank National Association. For questions or assistance related to the Notes, contact U.S. Bank Bondholder Services at (800) 934-6802.

About PSS World Medical, Inc.

PSS World Medical, Inc. markets and distributes medical products and services to front-line caregivers throughout the United States. With 4,000 team members, PSS is a leader in the markets it serves with innovative approaches to customer service and operational excellence.

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